Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Celularity Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(1)	457(c)	32,086,487(2)	$0.5450 (3)	$17,487,135.42	0.0001102	$1,927.08

Fees to Be Paid	Total Registration Fee:							$1,927.08

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$17,487,135.42		$1,927.08

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$1,927.08
(1)

In addition to the shares of Class A common stock set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers such indeterminate number of shares of Class A common stock as may become issuable after the date hereof as a result of stock splits or stock dividends.

(2)

Consists of (i) 16,890,701 shares of Class A common stock and (ii) 15,195,786 shares of Class A common stock issuable upon the exercise of certain warrants registered for sale by the selling stockholders named in this registration statement.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s Class A common stock, as quoted on the Nasdaq Capital Market, on May 18, 2023.